Exhibit 99.1

PRESS RELEASE

April 29, 2014

NOVATEL WIRELESS ANNOUNCES AGREEMENT WITH INVESTOR GROUP

SAN DIEGO, Calif., April 29, 2014 – Novatel Wireless, Inc. (NASDAQ: NVTL) (the “Company”), a leading provider of intelligent wireless solutions, today announced that it has reached an agreement with the investor group, Novatel Shareholders for Change, under which Dr. Richard Karp and Alex Mashinsky have been immediately appointed to the Company’s board of directors.

As a result of the appointments, the size of the board has been expanded from six to eight members. The size of the board will remain at eight until the 2014 Annual Meeting of Stockholders, at which time the board will be reduced to seven members. In connection with the 2014 Annual Meeting, Novatel Wireless will nominate Dr. Karp and Russell C. Gerns for re-election for terms expiring at the 2017 annual meeting of stockholders. Alex Mashinsky’s term will expire at the 2015 annual meeting.

In addition, the Novatel Wireless board of directors has established the role of independent Chairman of the board of directors and elected Sue Swenson as Chairman, effective immediately. Sue Swenson has served on the board of directors since 2012. “We look forward to drawing on the experience and perspectives that Dick and Alex each bring to the board as we focus on enhancing value for all Novatel Wireless stockholders. We are also pleased that we were able to come to an agreement with Novatel Shareholders for Change that we believe serves the best interests of Novatel Wireless and all our stockholders,” said Sue Swenson, Chairman of the Board of Novatel Wireless.

Also as part of the agreement, the investors will vote all of their shares in favor of each of the Novatel Wireless board’s nominees at the 2014 Annual Meeting and in accordance with the board’s recommendation with respect to each other proposal, unless Institutional Shareholder Services Inc. recommends otherwise regarding the proposal.

“We are pleased to have worked constructively with management and the board of Novatel Wireless to reach this agreement. We believe Novatel Wireless has significant value. Dick and Alex are well-respected, proven business leaders with decades of experience in the technology sector. We look forward to their active contribution in helping the Company realize its full potential,” said Cobb Sadler, speaking on behalf of Novatel Shareholders for Change.

About the new Novatel Wireless Directors:

Dr. Richard Karp is a private investor. From 1986 through 2009, Dr. Karp served as Chairman and CEO of Catapult Communications Corp. (“Catapult”), a telecommunications company he founded. Catapult was taken public and ultimately sold to Ixia (NASDAQ: XXIA) in 2009. Prior to founding Catapult, Dr. Karp held senior positions in the telecommunications and information systems industries. Dr. Karp holds a Bachelor of Science degree from the California Institute of Technology, a Masters degree in Math from the University of Wisconsin-Madison and a Ph.D. in Computer Science from Stanford University.

Alex Mashinsky has served as Managing Partner of Governing Dynamics since 2004. Governing Dynamics is an early stage investment and development company. Between May and December 2013, Mr. Mashinsky served on the board of directors of Tellabs, a publicly traded telecommunications company, until it was acquired in December 2013. In 2004, Mr. Mashinsky founded GroundLink, a transportation marketplace that aggregates, manages and execute ground travel services on a global scale. Mr. Mashinsky served as CEO of GroundLink through 2011. Also in 2004, Mr. Mashinsky founded Transit Wireless, a wireless distributed antenna systems company that provided wireless data coverage to 300 of New York City’s subway stations. Between 1995 and 2003, Mr. Mashinsky founded and operated companies in the information technology sector, including Arbinet. Mr. Mashinsky attended Tel Aviv University and Israel Open University.

About Novatel Wireless

Novatel Wireless, Inc. is a leader in the design and development of intelligent wireless solutions based on 2G, 3G and 4G technologies. The company delivers specialized wireless solutions to carriers, distributors, retailers, OEMs and vertical markets worldwide. Product lines include MiFi® Intelligent Mobile Hotspots, Ovation™ USB modems, Expedite® embedded modules, Mobile Tracking Solutions, Asset Tracking Solutions, and Enabler smart M2M modules. These innovative products provide anywhere, anytime communications solutions for consumers and enterprises. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information please visit www.nvtl.com.

Cautionary Note Regarding Forward-Looking Statements

Some of the information presented in this release constitutes forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. The Company therefore cannot guarantee future results, performance or achievements. Actual results could differ materially from the Company’s expectations. Factors that could cause actual results to differ materially from Novatel Wireless’ expectations are set forth as risk factors in the Company’s SEC reports and filings.

The Blueshirt Group for Novatel Wireless

Chris Danne and Matthew Hunt

415-217-5865 or 415-489-2194

chris@blueshirtgroup.com

matt@blueshirtgroup.com